Exhibit 99.1
FOR IMMEDIATE RELEASE
Nasdaq Grants Stay To Forrester Research
Cambridge, Mass., September 12, 2007 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that it has received notification that the Nasdaq Listing and Hearing Review Council has determined to call for review the August 31, 2007 decision of the Nasdaq Listing Qualifications Panel denying the request of the company for continued listing on The Nasdaq Stock Market past the date of September 12, 2007. Concurrent with the call for review, the Listing Council determined to stay the suspension of trading and delisting of the company’s common stock.
On March 16, 2007, Forrester announced a delay in filing its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 because of its ongoing investigation of its stock option granting practices. On May 10, 2007 and August 9, 2007, the company announced a delay in filing its Quarterly Reports on Form 10-Q for the first and second quarters of 2007, respectively. As previously announced, Forrester has received Staff Determination letters stating that it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) due to the delay in the filing of its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007.
As previously announced, on June 14, 2007, the Listing Qualifications Panel of The Nasdaq Stock Market granted Forrester’s request for continued listing on The Nasdaq Stock Market. Forrester’s continued listing was subject to certain conditions, including that on or before September 12, 2007 it file with the SEC the delinquent reports and any required restatement of the company’s historical financial statements.
While Forrester’s common stock will remain listed on The Nasdaq Stock Market pending the conclusion of the Listing Council’s review, there can be no assurance that the Listing Council will determine that Forrester’s common stock should remain listed following the completion of its review.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. For more than 24 years, Forrester has been making leaders successful every day through its proprietary research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.
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Karyl Levinson	Paul Burmeister
Vice President, Corporate Communications	Senior Finance Advisor
Forrester Research, Inc.	Forrester Research, Inc.
+1.617.613.6262	+1.617.613.6270
press@forrester.com
pburmeister@forrester.com
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